Exhibit 5.3

	POSTAL ADDRESS OFFICE ADDRESS INTERNET	P.O. Box 71170 1008 BD AMSTERDAM Fred. Roeskestraat 100 1076 ED AMSTERDAM www.loyensloeff.com

To:	Stream Global Services, Inc. 20 William Street, Suite 310 Wellesley, Massachusetts 02481

RE	Dutch law legal opinion — Stream Exchange Notes
REFERENCE	13724217-v5

Amsterdam, 3 June  2013

Dear Sir, Madam,

1                                                  INTRODUCTION

We have acted as special counsel on certain matters of Dutch law at your request to render an opinion in connection with the issuance and exchange of up to $30,000,000 aggregate principal amount of 11.25% Senior Secured Notes due 2014 (the Exchange Notes), regarding the transactions contemplated by the Opinion Documents (as defined below).

2                                                  DEFINITIONS

2.1                                        Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter.

2.2                                        In this opinion letter:

Board Resolutions means the 2009 Board Resolution, the January  2013 Board Resolution and the March  2013 Board Resolution together.

Company means Stream International Europe B.V., registered with the Trade Register under number 33258450.

Disclosed Pledge of Receivables means the document listed in paragraph 1.2 of Schedule 1 (Opinion Documents).

Dutch Law Opinion Documents means the documents listed in paragraph 1 (Dutch Law Opinion Documents) of Schedule 1 (Opinion Documents).

New York Law Opinion Documents means the documents listed in paragraph 2 (New

The public limited company Loyens  & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens  & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page  and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 1 July  2009 under number 43/2009.

AMSTERDAM • ARNHEM • BRUSSELS • EINDHOVEN • LUXEMBOURG • ROTTERDAM • ARUBA
CURACAO • DUBAI • FRANKFURT • GENEVA • HONG KONG • LONDON • NEW YORK • PARIS • SINGAPORE • TOKYO • ZURICH

York Law Opinion Documents) of Schedule 1 (Opinion Documents).

Notes Trustee means Wilmington Trust, National Association (formerly known as Wilmington Trust FSB).

Opinion Documents means the documents listed in Schedule 1 (Opinion Documents).

Pledge of Bank Accounts means the document listed in paragraph 1.4 of Schedule 1 (Opinion Documents).

Pledge of Movable Assets means the document listed in paragraph 1.1 of Schedule 1 (Opinion Documents).

Resolutions means the Board Resolutions and the Shareholders’ Resolution.

Trade Register means the trade register of the Chambers of Commerce in the Netherlands.

Undisclosed Pledge of Receivables means the document listed in paragraph 1.3 of Schedule 1 (Opinion Documents).

3                                                  SCOPE OF INQUIRY

3.1                                        For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the executed Opinion Documents and electronically transmitted copies of the following documents:

(a)                       an excerpt of the registration of the Company in the Trade Register dated 1 October  2009 (the 2009 Excerpt);

(b)                       an excerpt of the registration of the Company in the Trade Register dated 17 January  2013 (the January  2013 Excerpt);

(c)                        an excerpt of the registration of the Company in the Trade Register dated 12 March  2013 (the March  2013 Excerpt);

(d)                       an excerpt of the registration of the Company in the Trade Register dated 22 May  2013 (the New Excerpt);

(e)                        the deed of incorporation of the Company dated 1 December  1994 (the Deed of Incorporation);

(f)                         the articles of association (statuten) of the Company dated 28 January  2009 (the Articles);

(g)                        the resolution of the board of managing directors of the Company dated 1 October  2009 (the 2009 Board Resolution);

(h)                       the resolution of the board of managing directors of the Company dated 22 January  2013 (the January  2013 Board Resolution);

(i)                           the resolution of the board of managing directors of the Company dated 12 March  2013 (the March  2013 Board Resolution);

(j)                          the resolution of the general meeting of the Company dated 1 October  2009 (the Shareholders’ Resolution);

(k)                       the Bank Notice (as defined in the document listed in paragraph 1.4 of Schedule 1 (Opinion Documents)) dated 23 January  2013, countersigned by HSBC Bank plc, Amsterdam branch; and

(l)                           the request for a works council advice to the works council of the Company dated 28 September  2009 and the positive advice of the works council of the Company dated 29 September  2009 (the Works Council Documents).

3.2                                        We have undertaken only the following searches and inquiries (the Checks) at the date of this opinion letter:

(a)                       an inquiry by telephone at the Trade Register, confirming that no changes were registered after the date of the New Excerpt;

(b)                       an inquiry by telephone at the bankruptcy clerk’s office (faillissementsgriffie) of the court in Amsterdam, the Netherlands, confirming that the Company is not listed in the insolvency register;

(c)                        an online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventie Register) confirming that the Company is not listed on the EU Registrations with the Central Insolvency Register; and

(d)                       an online inquiry on the relevant website (http://eur-lex.europa.eu/) of the Annex to Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, all as amended from time to time, confirming that the Company is not listed on such annexes.

3.3                                        We have not reviewed any documents incorporated by reference or referred to in the Opinion Documents (unless included as an Opinion Document) and therefore our opinions do not extend to such documents.

3.4                                       We have further relied on the statements made in the certificate of a member of the board of managing directors of the Company dated 3 June  2013 (the Management Certificate) and we have assumed without independent investigation that such statements are correct on the date of this opinion letter.

4                                                  NATURE OF OPINION

4.1                                        We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law. We do not express an opinion on tax law, competition law and financial assistance. The terms the “Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2                                        Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Documents and on any representations, warranties or other information included in the Opinion Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3                                        In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

4.4                                        This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5                                        This opinion letter is issued by Loyens  & Loeff N.V. and may only be relied upon under the express condition that any liability of Loyens  & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens  & Loeff N.V. cannot be held liable in any manner whatsoever.

5                                                  OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 2 (Assumptions) and the qualifications set out in Schedule 3 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1                                        Corporate status

The Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) under Dutch law.

5.2                                        Corporate power

The Company has the corporate power to execute the Opinion Documents and to perform its obligations thereunder.

5.3                                        Due authorisation

The execution by the Company of the Opinion Documents has been duly authorised by all requisite corporate action on the part of the Company.

5.4                                        Due execution

The Opinion Documents have been duly executed by the Company.

5.5                                        No conflict with Articles and law

The execution by the Company of the Opinion Documents and the performance by the Company of its obligations thereunder do not conflict with or result in a violation of the Articles or the provisions of any published law, rule or regulation of general application of the Netherlands which would affect the validity or enforceability of the Opinion Documents.

5.6                                        Choice of law

The choice of the laws of the State of New York, United States of America as the law governing the contractual rights and obligations contained in the New York Law Opinion Documents is valid and binding under Dutch law, except (i) to the extent that any term of the New York Law Opinion Documents or any provision of the laws of the State of New York, United States of America applicable to the New York Law Opinion Documents is manifestly incompatible with the public policy (openbare orde) of the Netherlands and (ii) that a Dutch court may give effect to mandatory rules of Dutch law or of the laws of another jurisdiction, with which the situation has a close connection, if and insofar as, under Dutch law or of the laws of that other jurisdiction, those rules must be applied irrespective of the chosen law. With the express reservation that we are not qualified to assess the exact meaning and consequences of the terms of the New York Law Opinion Documents under New York law, none of such terms (a) on its face is manifestly incompatible with the public policy (openbare orde) of the Netherlands or (b) should be expected to give rise to situations in which mandatory rules of Dutch law will be applied by a Dutch court irrespective of the law otherwise applicable thereto, it being noted that in respect of the document listed in paragraph 2.2 of Schedule 1 (Opinion Documents) clause (b) hereof is subject to the qualifications made hereunder in respect of foreign law security rights.

5.7                                        Enforceability

Subject to paragraph 5.6 above, the contractual obligations contained in the New York Law Opinion Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.8                                        Submission to jurisdiction

The submission to the jurisdiction of the courts of the State of New York, the United States of America as provided in the New York Law Opinion Documents (save for the document listed in paragraph 2.6 of Schedule 1 (Opinion Documents)), is valid and binding upon the Company under Dutch law insofar as such laws are applicable, provided, however, that such consent does not preclude bringing claims before the provisional measures judge (voorzieningenrechter) of a competent court in the Netherlands.

5.9                                        Enforcement of court decision

In the absence of an applicable treaty between the United States of America and the Netherlands, a judgment rendered by a court of the State of New York, United States of America will not be enforced by the courts in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands the claim must be relitigated before a competent Dutch court in accordance with Section 431 of the Dutch Code of Civil Procedure. A Dutch court will, under current practice, generally grant the same judgment without relitigation on the merits (a) if that judgment results from proceedings compatible with Dutch concepts of due process, (b) if that judgment does not contravene public policy (openbare orde) of the Netherlands and (c) the jurisdiction of the court of the State of New York, United States of America has been based on an internationally acceptable ground.

5.10                                 Consents

No approval, authorisation or other action by, or filing with, any Dutch governmental, regulatory or supervisory authority or body, is required in connection with the execution by the Company of the Opinion Documents and the performance by the Company of its obligations thereunder.

5.11                                 Security rights

5.11.1                       Effective as of the date of registration of the Pledge of Movable Assets with the appropriate Unit of the Dutch Revenue Service, the Pledge of Movable Assets creates in accordance with its terms and in favour of the Notes Trustee, a valid and enforceable right of non-possessory pledge (bezitloos pandrecht) under Dutch law over the movable assets described therein as security for the payment of the Secured Obligations as defined therein.

5.11.2                       Effective as of notification of the right of pledge to the relevant debtors, the Disclosed Pledge of Receivables and the Pledge of Bank Accounts create, in accordance with their terms and in favour of the Notes Trustee, a valid disclosed right of pledge (openbaar pandrecht) under Dutch law over the receivables described therein as security for the payment of the Secured Obligations as defined therein.

5.11.3                      Effective as of the date of registration of the Undisclosed Pledge of Receivables with the appropriate Unit of the Dutch Revenue Service, the Undisclosed Pledge of Receivables creates, in accordance with its terms and in favour of the Notes Trustee, a valid undisclosed right of pledge (stil pandrecht) under Dutch law over the receivables specified therein as security for the payment of the Secured Obligations as defined therein.

5.12                                 Qualification to do business

It is not necessary under Dutch law that the parties to the Opinion Documents (other than the Company) should be licensed, qualified or otherwise entitled to carry on business in the Netherlands by reason only of the execution of the Opinion Documents or the enforcement of its rights under the Opinion Documents.

6                                                  ADDRESSEES

This opinion letter is addressed to you and may only be relied upon by you in connection with the transactions to which the Opinion Documents relate and may not be disclosed to and relied upon by any other person without our prior written consent.

Yours faithfully,
Loyens & Loeff N.V.

Schedule 1

OPINION DOCUMENTS

1                                                  Dutch law opinion documents

1.1                                        A Dutch law deed of non-possessory pledge of movable assets dated 1 October 2009 between the Notes Trustee as pledgee and the Company as pledgor.

1.2                                        A Dutch law disclosed deed of pledge of intercompany receivables — second priority dated 1 October 2009 between the Notes Trustee as pledgee and the Company as pledgor.

1.3                                        A Dutch law undisclosed deed of pledge of receivables — second priority dated 1 October 2009 between the Notes Trustee as pledgee and the Company as pledgor.

1.4                                        A Dutch law deed of pledge of bank accounts — second priority dated 23 January 2013 between the Notes Trustee as pledgee and the Company as pledgor.

2                                                  New York law opinion documents

2.1                                        A New York law collateral trust agreement dated 1 October 2009 between, inter alia, the Notes Trustee as collateral trustee and the Company as guarantor.

2.2                                        A New York law notes security agreement dated 1 October 2009 between, inter alia, the Notes Trustee as the collateral trustee and the Company as grantor.

2.3                                        A New York law lien subordination and intercreditor agreement dated 1 October 2009 between, inter alia, the Notes Trustee as noteholder collateral trustee and the Company as grantor.

2.4                                        A New York law exchange guarantee dated 11 May 2010 executed by the Company and the other guarantors of the Exchange Notes.

2.5                                        A New York law purchase agreement dated 8 March 2013 between, inter alia, Morgan Stanley & Co. LLC as representative of the several purchasers and the Company as guarantor.

2.6                                        A New York law exchange and registration rights agreement dated 13 March 2013 between, inter alia, Morgan Stanley & Co. LLC and the Company.

2.7                                        A New York law indenture dated 1 October 2009 (the Base Indenture) between, inter alia,  Wells Fargo Bank, National Association as trustee and the Company as guarantor, as supplemented by the first supplemental indenture dated 13 March 2013 (the First Supplemental Indenture).

Schedule 2

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1                                                  Documents

1.1                                        All signatures are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2                                        The information recorded in the 2009 Excerpt is true, accurate and complete on the date of the Base Indenture, the 2009 Board Resolution, the Shareholders’ Resolution and the date of the documents listed in paragraphs 1.1, 1.2, 1.3, 2.1, 2.2, 2.3 and 2.4 of Schedule 1 (Opinion Documents).

1.3                                        The information recorded in the January 2013 Excerpt is true, accurate and complete on the date of the January 2013 Board Resolution and the date of the document listed in paragraph 1.4 of Schedule 1 (Opinion Documents).

1.4                                        The information recorded in the March 2013 Excerpt is true, accurate and complete on the date of the March 2013 Board Resolution, the First Supplemental Indenture and the date of the documents listed in paragraphs 2.5 and 2.6 of Schedule 1 (Opinion Documents).

1.5                                        The information recorded in the New Excerpt is true, accurate and complete on the date hereof (although not constituting conclusive evidence thereof, our assumption is supported by the Checks).

1.6                                        The Opinion Documents have not been amended, supplemented, terminated, rescinded, nullified or declared null and void.

2                                                  Incorporation, existence and corporate power

2.1                                        The Deed of Incorporation is a valid notarial deed (notariële authentieke akte), the contents thereof are correct and complete and there were no defects in the incorporation process (not appearing on the face of the Deed of Incorporation) for which a court might dissolve the Company.

2.2                                        The Company has not been dissolved (ontbonden), merged (gefuseerd), demerged (gesplitst), granted a suspension of payments (surseance verleend), subjected to emergency regulations (noodregeling) as provided for in the Act on financial supervision (Wet op het financieel toezicht), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of Council Regulation (EC) No 1346/2000 on insolvency proceedings of 29 May 2000, listed on the list referred to in article 2, paragraph 3 of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the New Excerpt and the Checks).

2.3                                        The Articles are the articles of association (statuten) of the Company in force on the date of the Resolutions, the date of the Opinion Documents and on the date hereof (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Management Certificate and the New Excerpt).

3                                                  Corporate authorisations

3.1                                        The Resolutions (a) correctly reflect the resolutions made by the relevant corporate body of the Company in respect of the transactions contemplated by the Opinion Documents, (b) have been made with due observance of the Articles and (c) remain in full force and effect.

3.2                                        There are no members of the board of managing directors of the Company with a direct or indirect personal interest which conflicts with the interest of the Company and its business in respect of the entering into the documents listed in paragraphs 1.4 and 2.4 up to and including 2.6 of Schedule 1 (Opinion Documents) (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the January 2013 Board Resolution and March 2013 Board Resolution with respect to the documents listed in paragraphs 1.4, 2.5 and 2.6 of Schedule 1 (Opinion Documents)).

3.3                                        There are no management board by-laws (directiereglement) in which the adoption of management board resolutions outside a meeting is prohibited or is subject to certain formalities.

3.4                                        There are no persons with a meeting right (vergaderrecht) other than the persons who have signed the Shareholders’ Resolution (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Management Certificate and the Shareholders’ Resolution).

3.5                                        There are no persons to whom the law attributes the rights accruing to holders of depository receipts issued with the respective Company’s concurrence (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Management Certificate).

3.6                                       The general meeting of shareholders of the Company has not subjected any resolutions of the board of managing directors of the Company to its approval pursuant to the Articles in respect of the entering into the documents listed in paragraphs 1.4 and 2.4 up to and including 2.6 of Schedule 1 (Opinion Documents) (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the January 2013 Board Resolution and March 2013 Board Resolution with respect to the documents listed in paragraphs 1.4, 2.5 and 2.6 of Schedule 1 (Opinion Documents)).

3.7                                        The January 2013 Board Resolution and March 2013 Board Resolution do not conflict with any general guidelines given by the general meeting of shareholders of the Company to the board of managing directors of the Company in respect of the Company’s financial, social, economic and employment policy (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the January 2013 Board Resolution and March 2013 Board Resolution).

3.8                                        The Works Council Documents correctly reflect the request to and the advice rendered by the works council (ondernemingsraad) and that in obtaining such advice from the works council, all requirements under the Act on the works councils (Wet op de ondernemingsraden) have been observed.

4                                                  Other parties

4.1                                        Each party to the Opinion Documents, other than the Company, is validly existing under the laws by which it is purported to be governed.

4.2                                        Each party to the Opinion Documents, other than the Company, has all requisite power or capacity (corporate and otherwise) to execute and deliver, and to perform its obligations under, the Opinion Documents and the Opinion Documents have been duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company.

5                                                  Validity

Under any applicable laws (other than Dutch law):

(a)                       the Opinion Documents constitute the legal, valid and binding obligations of the parties thereto, and are enforceable against those parties in accordance with their terms; and

(b)                       the choice of law and submission to jurisdiction made in the Opinion Documents is valid and binding.

6                                                  Security rights

6.1                                        The security provider under the Dutch Law Opinion Documents holds valid and legal title (free of any defect that might result in rescission or avoidance thereof) and is authorised to dispose of and encumber (beschikkingsbevoegd) the assets over which a security right is purported to be created by such security provider, at the time of the creation (vestiging) of such security right.

6.2                                       Each security right purported to be created by the Dutch Law Opinion Documents has or will have the ranking which it is expressed to have in such Dutch Law Opinion Documents and the assets in which such security right is created are not subject to an attachment (beslag).

6.3                                        The (i) Notes Trustee has not waived its rights under the Dutch Law Opinion Documents, (ii) the Secured Obligations (as defined in the Dutch Law Opinion Documents) have not been paid in full and (iii) the rights of pledge pursuant to the Dutch Law Opinion Documents have not been foreclosed.

6.4                                        The assets over which a security right is purported to be created by the Dutch Law Opinion Documents are sufficiently identifiable (met voldoende bepaaldheid omschreven) within in the meaning of paragraph 2 of Section 3:84 of the Dutch Civil Code (Burgerlijk Wetboek).

6.5                                        All movable assets (roerende zaken) over which a security right is purported to be created by the Pledge of Movable Assets are, at the time of such creation, located in the Netherlands.

6.6                                        Each receivable (vordering) over which a security right is purported to be created by the Disclosed Pledge of Receivables, the Undisclosed Pledge of Receivables and the Pledge of Bank Accounts can, under the law by which that receivable is governed, be made subject to such security right.

6.7                                        The receivables over which a security right is purported to be created pursuant to the Undisclosed Pledge of Receivables and the Pledge of Bank Accounts are not claims payable to bearer or order (rechten aan toonder of order).

6.8                                        To the extent the Disclosed Pledge of Receivables, the Undisclosed Pledge of Receivables and the Pledge of Bank Accounts purports to create a right of pledge in a future receivable, such receivable at the time of creation directly results from an existing legal relationship (rechtstreeks zal worden verkregen uit een bestaande rechtsverhouding) within the meaning of paragraph 1 of Section 3:239 of the Dutch Civil Code (Burgerlijk Wetboek).

6.9                                        Under the laws of the State of New York, the United States of America and under any applicable laws of another jurisdiction, the document listed in paragraph 2.2 of Schedule 1 (Opinion Documents) creates in favour of the Notes Trustee a valid and enforceable security right in the property described therein as security for the payment of the liabilities expressed to be secured thereby.

6.10                                 No movable property in which a security right is created by the document listed in paragraph 2.2 of Schedule 1 (Opinion Documents) is, at the time of such creation, located in the Netherlands.

6.11                                 The Notes Trustee is a creditor of the liabilities expressed to be secured by the Dutch Law Opinion Documents.

6.12                                 Each trust created by the documents listed in paragraphs 2.1, 2.2 and 2.6 of Schedule 1 (Opinion Documents) is a “trust” within the meaning of section 2 of the Convention on the law applicable to trusts and their recognition of 1 July 1985 (the Trust Convention) and will be recognised in the Netherlands according to the Trust Convention.

Schedule 3

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1                                                  Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), emergency regulations (noodregeling), other insolvency proceedings and fraudulent conveyance (actio Pauliana), reorganisation, and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2                                                  Enforceability

2.1                                        The opinions expressed herein, with respect to the Dutch Law Opinion Documents, may be affected by the availability of general defences under Dutch law such as the principles of reasonableness and fairness, modification on grounds of unforeseen circumstances, duress, deceit, mistake, undue influence and, if and to the extent not validly waived, force majeure, the right to suspend performance as long as the other party is in default in respect of its obligations, the right to set-off, the right to dissolve a transaction upon default by the other party.

2.2                                        The applicable law of an agreement governs the legality and validity of an agreement. Subject to the legality and validity under the chosen law, as a result of the due execution of an agreement by a Dutch person, the obligations contained in such agreement become binding upon and enforceable against such Dutch person.

2.3                                        A Dutch court will not solely determine the meaning of the provisions of a written agreement by a literal interpretation of the wording, but will also take into account the meaning that the parties in the given circumstances could reasonably ascribe to such provisions and what the parties could reasonably expect from each other. All relevant circumstances should be taken into account, including the sophistication of the parties.

2.4                                        A Dutch legal entity may invoke the nullity of a transaction if the transaction does not fall within the objects of such legal entity and the other parties to the transaction knew, or without independent investigation, should have known, that such objects were exceeded. In determining whether a transaction falls within the objects of a legal entity all relevant circumstances should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity. As this is largely dependant on factual matters, we are not in a position to opine on this issue. However, given the fact that the granting of guarantees and security for the obligations of group parties is expressly included in the objects clause in the Articles and assuming the Company derives sufficient benefit from the Opinion Documents, it is unlikely that the above ultra vires provisions could be successfully invoked by the Company.

2.5                                        In relation to the contractual rights and obligations under an agreement governed by Dutch law:

(a)                       notwithstanding any provision to the contrary, such agreement may be amended orally or by the conduct of the parties thereto;

(b)                       any provision stating that the rights and obligations thereunder shall bind or enure to the benefit of successors and assignees of any party thereto may not be enforceable in the absence of further agreements to that effect with the successor or assignee;

(c)                        notwithstanding any provision in such agreement, law which stipulates that certain documents constitute conclusive evidence, submission of counterproof is generally permitted; and

(d)                       a Dutch court has the power to mitigate a contractual penalty.

3                                                  Powers of attorney

3.1                                        Under Dutch law, each power of attorney or mandate included in the Opinion Documents, whether or not irrevocable, will terminate by force of law without notice, upon bankruptcy (faillissement), and will cease to be effective in case of a suspension of payments (surseance van betaling) of the Company or in the event of the Company being subjected to emergency regulations (noodregeling).

3.2                                        Under Dutch law, a power of attorney can be made irrevocable, provided that the scope of the power of attorney concerns legal acts which are in the interest of the attorney or a third party. A power of attorney does not affect the authority of the principal to perform actions within the scope of such power of attorney itself.

4                                                  Dutch court proceedings

4.1                                        Pursuant to the EC Regulation of 17 June 2008 on the law applicable to contractual obligations (Rome I) and subject to the limitations of Rome I, a Dutch court may apply provisions of law other than the law chosen by the parties.

4.2                                       Notwithstanding any provision to the contrary, a Dutch competent court may assume jurisdiction in summary proceedings (kort geding) if provisional measures are required in view of the interest of the parties.

4.3                                        Enforcement by a Dutch court will in any event be subject to the extent to which the relevant obligations are enforceable under their governing law (if other than Dutch law), the power or obligation of a Dutch court to stay proceedings or decline jurisdiction if prior concurrent proceedings have been brought elsewhere, the rules of civil procedure as applied by a Dutch court and the nature of remedies available under Dutch law (specific performance may not always be available).

4.4                                        Any provision in an agreement permitting concurrent proceedings to be brought in different jurisdictions may not be enforceable.

4.5                                        It is uncertain under Dutch law whether upon the enforcement of a money judgment expressed in a non-Dutch currency against assets situated in the Netherlands by way of an enforcement sale (executoriale verkoop), proceeds can be obtained in such non-Dutch currency.

4.6                                        If an action is instituted in the Netherlands for payment of a sum of money expressed in a non-Dutch currency, the claimant has the option to request a Dutch court to render judgment either in the lawful currency of the Netherlands or such non-Dutch currency. An enforceable judgment in a non-Dutch currency may be enforced in the Netherlands either in such non-Dutch currency or, if enforcement purposes would so require, in the lawful currency of the Netherlands. In either case, the applicable rate of exchange is the rate of exchange at which the claimant can purchase the sum payable in the non-Dutch currency without delay.

5                                                  Security rights

General

5.1                                        A Dutch law right of pledge can only secure monetary payment obligations (verbintenissen tot betaling van een geldsom) and may be enforced if the debtor is in default (verzuim) in the performance of the secured obligations by way of:

(a)                       a public auction;

(b)                       a private sale authorised by the competent Dutch court;

(c)                        a private sale agreed between the pledgor and the pledgee after the pledgee has become entitled to enforce; or

(d)                       in respect of receivables only, by collection of such receivables (after notice of the right of pledge to the relevant debtor),

all with due observance of the applicable provisions of Dutch law. Appropriation by the pledgee is not allowed, but the competent Dutch court may authorise that the pledged assets will remain with the pledgee for an amount to be determined by such court and the pledgee may bid on the assets in a public auction.

5.2                                        It is generally assumed that a Dutch law right of pledge cannot be validly created in favour of a person who is not the creditor of secured obligations. For this is reason, if Dutch law security is held by an agent or trustee for the benefit of other parties, it is standard market practice to use a parallel debt (as defined in the document listed in paragraph 2.1 of Schedule 1 (Opinion Documents)). There is no statutory law or case law available on the parallel debt. In our opinion, which is supported by the general view of leading authors in Dutch legal literature, a parallel debt creates a claim of the pledgee which can be validly secured by a right of pledge.

5.3                                        A Dutch law right of pledge will terminate by operation of law upon the complete fulfilment or extinguishment of the secured obligations and/or, in case the right of pledge (also) secures future obligations, if it is certain that no such future obligations will not come into existence.

Dutch law security rights in bankruptcy

5.4                                        Under Dutch law, assets over which a Dutch law or non-Dutch law security right is purported to be created which are acquired or come into existence after a pledgor has been granted a suspension of payments (surseance verleend) or has been declared bankrupt (failliet verklaard) will not become subject to such security right. Notwithstanding the generality of the foregoing, payments that are booked in a pledged account after the pledgor has been granted a suspension of payments or has been declared bankrupt, will not be subject to the security right created by the Pledge of Bank Accounts and will therefore become part of the bankrupt estate of such pledgor.

5.5                                        Under Dutch law, a pledgee may in principle enforce their security rights as if there were no bankruptcy (faillissement) or suspension of payments (surseance van betaling). However, a bankruptcy trustee may require the pledgee to enforce its security right within a reasonable period of time. If the pledgee fails to do so, the bankruptcy trustee may sell the assets. The pledgee has a statutory priority right on the proceeds, but will not be paid until the bankruptcy estate is distributed and will have to share in the bankruptcy costs. In addition, the Dutch courts may suspend enforcement of any security rights for a maximum period of four months if the pledgor has been declared bankrupt or has been granted a suspension of payments.

5.6                                        The declaration of a bankruptcy (faillissement) and the granting of a suspension of payments (surseance van betaling) of a Dutch person (not being a Dutch financial institution) is retroactive to 0.00 hours on the day on which such bankruptcy is declared or such suspension of payments is granted and consequently (among others) any security right created by such person after that time will not be effective.

Pledge of movable assets

5.7                                        A non-possessory right of pledge over movable assets may not be enforceable against a third party who, acquires title to, by means of obtaining possession, or acquires a possessory right of pledge over, such movable assets, and at the date of acquisition was not aware and should not have been aware of the existing right of pledge.

5.8                                        The Dutch tax authorities have a statutory priority right on equipment and other movable assets which are used in the business and located at the premises of the debtor of certain tax claims in the Netherlands, which prevails over a right of pledge over such assets, even if the pledgor is not the debtor of the tax claim.

Pledge of receivables

5.9                                        Under Dutch law, a security right over a receivable or contractual right resulting from a contract will only create a security right over such receivable or contractual right and not in any other rights resulting from such contract or in the contract as a whole. This means that the holder of such security right will not have the right pursuant that security right to perform any obligations of the pledgor under such contract. Furthermore, certain rights of the pledgor may be held to be of such a personal nature that they may not be exercised by a person other than the pledgor.

5.10                                 Under Dutch law, an undisclosed right of pledge can be established over future receivables, provided that such receivables directly result from an at the time of creation existing legal relationship (rechtstreeks zullen worden verkregen uit een bestaande rechtsverhouding). An undisclosed right of pledge over future receivables that do not directly result from an existing legal relationship will only be created if and once supplemental deeds of pledge over such receivables are executed and registered with the appropriate Unit of the Dutch Revenue Service.

5.11                                 The pledgee may only collect a receivable subject to a Dutch law right of pledge after the debtor has been notified of such right of pledge. Until notification, the right to collect remains with the pledgor. Payments made by a debtor to the pledgor prior to notification but after bankruptcy (faillissement) or suspension of payments (surseance van betaling) of the pledgor will form part of the bankruptcy estate. The pledgee has a statutory priority right on such payments, but will not be paid until the bankruptcy estate is distributed and will have to share in the bankruptcy costs.

Non-Dutch law security rights

5.12                                 Under Dutch private international law, as a general rule a security right validly created under and governed by a law other than Dutch law, and in accordance with the qualification regarding Dutch private international law, is recognised in the Netherlands. If recognised, such security right can only be enforced in the same manner as, and will have the same ranking as, the Dutch security right which most closely resembles such security right. Consequently a secured party will not have more rights than it would have had if the security right would have been governed by Dutch law.

5.13                                 Under Dutch private international law:

(a)                       the transfer of and establishment of a security right over immovable property (onroerende zaken), movable assets (roerende zaken), bearer shares (aandelen aan toonder) must be effected in accordance with the formalities of, and will be subject to, the laws of the state in which such property is located at the time of the relevant legal act;

(b)                       the transfer of and establishment of a security right over registered shares (aandelen op naam) must be effected in accordance with the formalities of, and will be subject to, the laws of the state by which the company that issued the registered shares is governed;

(c)                        the transfer of and establishment of a security right over book-entry securities shall be governed by the law of the state on whose territory the securities account is administered;

(d)                       the assignment of or the creation of a security right over a receivable will be governed by the chosen law of, or the law otherwise applicable to, the agreement which contains the undertaking to assign that receivable or to grant a security right over that receivable, and

(e)                        the law governing the receivable which has to be made subject to the assignment or security right determines (i) the question whether or not that receivable can be assigned or can be made subject to a security right, (ii) the relationship between the assignee of that receivable or the grantee of a security right over that receivable on the one hand and the debtor of that receivable on the other hand, (iii) the conditions under which the assignment of that receivable or the granting of a security right over that receivable can be enforced against the debtor and (iv) the question whether the debtor’s obligations under that receivable have been paid and discharged in full.

6                                                  Regulatory

A person residing in the Netherlands may be designated by the Dutch Central Bank pursuant to the Act on financial foreign relations 1994 (Wet financiële betrekkingen buitenland 1994), and if so designated, it has to file reports with the Dutch Central Bank for the benefit of the composition of the balance of payments for the Netherlands by the Dutch Central Bank. Failure to observe these requirements does however not affect the enforceability of the obligations of such person.

7                                                  Trust

Pursuant to the Convention on the law applicable to trusts and their recognition of 1 July 1985, a trust created in accordance with the chosen law, will be recognised by the courts in the Netherlands, provided that the chosen law provides for trusts and the trust has been created voluntarily and is evidenced in writing. The courts in the Netherlands will, however, not be bound to recognise a trust of which the significant elements are more closely connected with states which do not provide for the institution of the trust.